Exhibit (a)(1)

Pulse Electronics Corporation

(the “Company”)

NOTICE OF DISSENTERS RIGHTS

_________________________

April 17, 2015

__________________________

This Notice of Dissenters Rights (this “Notice”) is being furnished to shareholders of the Company pursuant to, in accordance with, and constitutes the requisite notice under, Section 1575 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), which requires notification to you of the Merger (as defined below) and your dissenters rights in connection with the acquisition of Pulse Electronics Corporation, a Pennsylvania corporation (which we refer to as “Pulse” or the “Company”), by OCM PE Holdings, L.P. a Delaware limited partnership (which, together with Oaktree Capital Management, L.P. and its affiliated investment funds having an interest in Pulse, we refer to collectively as “Oaktree”).

In order to address the Company’s urgent liquidity constraints, Oaktree agreed to make a capital infusion in the Company (the “Investment”) in exchange for new shares of common stock of the Company, par value $0.125 per share (the “Common Stock”). In connection with the Investment, Oaktree became the owner of 81.03% of the Company’s outstanding Common Stock. This ownership stake permitted Oaktree to approve the merger (the “Merger”) of the Company with and into a wholly owned merger subsidiary of Oaktree in accordance with the short-form merger provisions of the PBCL. The Investment and the Merger occurred on April 13, 2015 pursuant to the terms and conditions of an Investment Agreement and Agreement and Plan of Merger dated as of February 28, 2015 (which we refer to as the “Merger Agreement”). Additional information regarding the Company (including financial information), Oaktree and the Merger Agreement and the terms of the Investment and the Merger is further described in the Schedule 13E-3 Transaction Statement, filed by the Company with the United States Securities and Exchange Commission on March 6, 2015, as amended (the “Transaction Statement”).

You are hereby notified in accordance with Section 1575 of the PBCL that shareholders of Pulse who have not consented to the adoption of the Merger Agreement have dissenters rights under Subchapter D of Chapter 15 of the PBCL (which we refer to as “Subchapter D”) in connection with the Merger, provided that you perfect these rights in accordance with the procedures set forth in the text of Subchapter D. This Notice provides an overview of your rights under Subchapter D. A copy of the text of Subchapter D is attached as Annex A to this Notice.

You have the right to demand payment of the fair value of your shares of Pulse capital stock pursuant to the provisions of Subchapter D. If you decide not to exercise your dissenters rights, or if you fail to timely demand payment as required under Subchapter D, you will not be entitled to demand payment of the fair value of your shares under Subchapter D and instead you will be entitled to receive for your Pulse shares the per share merger consideration of $1.50 in cash without interest, in accordance with the terms of the Merger Agreement.

RIGHTS OF DISSENTING SHAREHOLDERS

The following discussion is not a complete statement of the law pertaining to dissenters rights under the PBCL and is qualified in its entirety by the full text of Subchapter D of Chapter 15 of the PBCL (relating to dissenters rights), which is attached to this Notice as Annex A. All references to a “shareholder” are to the record holder of shares immediately prior to the consummation of the Merger as to which dissenters rights are asserted.

I. Procedure For Dissenting and Demanding Payment

This Notice constitutes a formal notice of dissenters rights under Section 1575 of the PBCL and the applicable statutory provisions are attached to this Notice as Annex A. Any holder of shares who wishes to exercise such dissenters rights should review the following discussion and Annex A carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters rights under the PBCL.

Holders of shares wishing to exercise dissenters rights must, within 30 days after the date of mailing of this Notice, dissent and demand in writing from the Company payment of the fair value of their shares by remitting the Demand for Payment form enclosed with this Notice. In order to preserve your rights as a dissenting shareholder, you must submit the written demand for payment to the Company at 12220 World Trade Drive, San Diego, CA 92128, Attention: Corporate Secretary, together with all certificates evidencing your shares (in the case of certificated shares). Until the same are received, the risk of loss or nondelivery will remain yours. Your demand for payment must be in the form of the Demand for Payment enclosed with all requested information provided. We must receive your completed demand for payment and share certificates (in the case of certificated shares) no later than thirty (30) days after April 17, 2015 by May 17, 2015. Your failure to make such demand by such time will be deemed to be a waiver of your dissenters rights, and you will not be entitled to receive the fair value of your shares from the Company.

Except as otherwise provided by the PBCL, only a holder of record of shares, or a person duly authorized and explicitly purporting to act on such holder’s behalf, is entitled to assert dissenters rights with respect to the shares registered in such holder’s name. A beneficial owner who is not a record holder and who wishes to exercise dissenters rights may do so only if the beneficial owner submits a written consent of the record holder to the Company no later than the time the beneficial owner asserts dissenters rights. Accordingly, beneficial owners are advised to consult promptly with the appropriate record holder as to the timely exercise of dissenters rights.

Pursuant to the terms of the Merger Agreement, all shares (including uncertificated shares) were automatically canceled, retired and ceased to exist upon consummation of the Merger and, as a consequence, are no longer transferable.

II. Procedure for Payment of Fair Value for Shares

Pursuant to Section 1572 of the PBCL, the fair value of the shares will be determined as of immediately prior to the effectuation of the Merger to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger. The fair value will be estimated by the Company taking into account the aforementioned factors. Promptly upon receipt by the Company of a demand for payment, the Company shall (i) remit payment of the Company’s estimate of the fair value for the shares, (ii) include a balance sheet and income statement for a fiscal year ending not more than 16 months before the date of remittance of the fair market value of the shares together with the latest available interim financial statements, (iii) include a statement of the Company’s estimate of the fair value of the shares and (iv) include a notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D of Chapter 15 of the PBCL.

2

III. Procedure for Disputing Fair Value Paid for Shares

If the dissenter believes that the Company's estimated fair value is less than the actual fair value of the shares, the dissenter may send his/her/its own estimate of the fair value of the shares to the Company within 30 days after the mailing by the Company of its remittance for the shares or notice of its estimate of the fair value. If the Company disagrees with this estimate asserted by the dissenter, the Company may file in court an application for relief requesting that the fair value of the shares be determined by the court. Any applications for relief must be filed within 60 days of the latest to occur of: (i) effectuation of the Merger, (ii) timely receipt of any demands for payment under Section 1575 of the PBCL, or (iii) timely receipt of any estimated values submitted by dissenters pursuant to Section 1578 of the PBCL.

If the Company does not file an application for relief, any dissenter who made a demand and who has not already settled his/her/its claim against the Company may do so in the name of the Company within 30 days after the expiration of the 60-day period referred to in the preceding sentence. If a dissenter does not file an application within such 30-day period, each dissenter entitled to file an application will be paid the Company’s estimate of the fair value of the shares and no more. The cost and expense of the court proceeding will be determined by the court and assessed against the Company unless the court deems that the actions of the dissenter(s) were dilatory, obdurate, arbitrary, vexatious or in bad faith.

Failure to follow the steps required by Subchapter D of Chapter 15 of the PBCL for dissenters rights may result in the loss of such rights.

*          *          *

3

Annex A

Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law

SUBCHAPTER D

DISSENTERS RIGHTS

Sec.

1571.  Application and effect of subchapter.

1572.  Definitions.

1573.  Record and beneficial holders and owners.

1574.  Notice of intention to dissent.

1575.  Notice to demand payment.

1576.  Failure to comply with notice to demand payment, etc.

1577.  Release of restrictions or payment for shares.

1578.  Estimate by dissenter of fair value of shares.

1579.  Valuation proceedings generally.

1580.  Costs and expenses of valuation proceedings.

Cross References.  Subchapter D is referred to in sections 1103, 1105, 1906, 1913, 1923, 1930, 1931, 1932, 1952, 1962, 2104, 2123, 2321, 2324, 2325, 2512, 2538, 2704, 2705, 2904, 2907, 7104 of this title.

§ 1571.  Application and effect of subchapter.

(a)  General rule.--Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b)  Exceptions.—

(1)  Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

A-1

(i)  listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii)  held beneficially or of record by more than 2,000 persons.

(2)  Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)  (Repealed).

(ii)  Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)  Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3)  The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c)  Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d)  Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1)  a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2)  a copy of this subchapter.

(e)  Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f)  Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

A-2

(g)  Computation of beneficial ownership.--For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h)  Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

(Dec. 19, 1990, P.L.834, No.198, eff. imd.; June 22, 2001, P.L.418, No.34, eff. 60 days)

2001 Amendment.  Act 34 amended subsecs. (a) and (b), amended and relettered subsec. (g) to subsec. (h) and added a new subsec. (g).

1990 Amendment.  Act 198 amended subsecs. (a), (b) and (e), relettered subsec. (f) to subsec. (g) and added a new subsec. (f).

Cross References.  Section 1571 is referred to in sections 1103, 1930, 1952, 2537 of this title.

§ 1572.  Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.; June 22, 2001, P.L.418, No.34, eff. 60 days)

2001 Amendment.  Act 34 amended the defs. of “corporation” and “dissenter” and added the def. of “shareholder.”

Cross References.  Section 1572 is referred to in section 1571 of this title.

A-3

§ 1573.  Record and beneficial holders and owners.

(a)  Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b)  Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(Dec. 18, 1992, P.L.1333, No.169, eff. 60 days)

1992 Amendment.  Act 169 amended subsec. (a).

§ 1574.  Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575.  Notice to demand payment.

(a)  General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1)  State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2)  Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

A-4

(3)  Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4)  Be accompanied by a copy of this subchapter.

(b)  Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Cross References.  Section 1575 is referred to in sections 1576, 1577, 1579, 2512 of this title.

§ 1576.  Failure to comply with notice to demand payment, etc.

(a)  Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b)  Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c)  Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

1990 Amendment.  Act 198 amended subsec. (a).

§ 1577.  Release of restrictions or payment for shares.

(a)  Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b)  Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c)  Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1)  The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

A-5

(2)  A statement of the corporation's estimate of the fair value of the shares.

(3)  A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d)  Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

1990 Amendment.  Act 198 amended subsecs. (c) and (d).

Cross References.  Section 1577 is referred to in sections 1576, 1578, 2512 of this title.

§ 1578.  Estimate by dissenter of fair value of shares.

(a)  General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b)  Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

1990 Amendment.  Act 198 amended subsec. (b).

Cross References.  Section 1578 is referred to in sections 1579, 1580 of this title.

§ 1579.  Valuation proceedings generally.

(a)  General rule.--Within 60 days after the latest of:

(1)  effectuation of the proposed corporate action;

(2)  timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3)  timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

A-6

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b)  Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c)  Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d)  Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e)  Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Cross References.  Section 1579 is referred to in section 1580 of this title.

§ 1580.  Costs and expenses of valuation proceedings.

(a)  General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b)  Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c)  Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

A-7